UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2020 (December 18, 2020)

SMG INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54391	51-0662991
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

710 N. Post Oak Road, Suite 315
Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(713-821-3153)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On December 22, 2020, the Company, as the sole member of MG Cleaners LLC (“MG”), entered into a share exchange agreement (“Agreement”) with S&A Christian Investments L.L.C. (“S&A”) pursuant to which the Company transferred all of the membership interests of MG (“MG Interests”) to S&A in exchange for Stephen Christian, the control person of S&A, returning 1,408,276 shares of the Company’s common stock, par value $.001 per share (“Exchanged Shares”) to the Company for cancellation, additional consideration received by the Company in connection with the transaction included the removal of the Company as a guarantor of certain MG debt, as further disclosed in the Agreement and Plan of Share Exchange by and among MG, the Company and S&A attached hereto as Exhibit 10.19. Upon the Company’s receipt of the Exchanged Shares, the Exchanged Shares will be retired and returned to treasury resulting in a decrease of 1,408,276 shares of its common stock issued and outstanding, and all 750,000 unvested incentive stock options previously granted to Mr. Christian will expire. Mr. Stephen Christian, the Company’s former Executive Vice President and Secretary, is the control person of S&A. As a result of the terms of the transaction, S&A became the owner of all of the MG Interests. In connection with the sale of MG, Mr. Christian resigned as Executive Vice President and Secretary of the Company. The amount of consideration exchanged in connection with the transaction was not based on a specific formula or other measure of value, however, after careful consideration, discussion and analysis, the Company’s management and board of directors believe that the consideration exchanged was fair and reasonable for the Company.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANAGEMENTS OF CERTAIN OFFICERS

On December 18, 2020, the Company’s board of directors appointed Mr. Jeffrey Martini to serve as Chief Executive Officer of the Company.

Mr. Martini has been the Chief Executive Officer, Chief Financial Officer and a member of the board of directors of Tri-Point Oil & Gas Production Systems LLC, a middle market manufacturer of large capital equipment since March 2019.  Prior thereto, from 2013 to 2019, Mr. Martini was the Chief Operating Officer and Chief Financial Officer of Hicor Technologies Inc., a manufacturer of innovative rotating machinery.   Concurrently, from 2013 through 2014, Mr. Martini served as the Chief Financial Officer of OsComp Holdings, LLC, a CNG virtual pipeline service provider to disconnected communities and other end users.  Prior to 2013, Mr. Martini served as an executive officer for various companies in the transportation, process manufacturing, and energy industries.  Mr. Martini has been a certified public accountant since 1995 and earned a Bachelor of Arts in Management – Magna Cum Laude from Gettysburg College in 1993.

Additionally, on December 20, 2020, Mr. Matthew Flemming was appointed by the Company’s board of directors to serve as Chief Business Development Officer and he resigned as CEO, President and Interim CFO of the Company. As Chief Business Development Officer, Mr. Flemming will remain an executive officer of the Company and will be responsible for business development, commercial rationalization, and capital market management. Additionally, Mr. Flemming remains the chairman of the board of directors. Mr. Flemming’s resignation as CEO, President and Interim CFO is not a result of any disagreement with the Company as to its operations, policies or practices.

In connection with the sale of MG to S&A Christian Investments LLC, Mr. Stephen Christian resigned from his position as Executive Vice President and Secretary of the Company. Mr. Christian’s resignation as Executive Vice President and Secretary of the Company is not a result of any disagreement with the Company as to its operations, policies or practices.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.19	Agreement and Plan of Share Exchange by and among MG Cleaners LLC, the Company and S&A Christian Investments L.L.C. dated December 22, 2020
99.1	Press release dated December 21, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 28, 2020	SMG Industries Inc.

	By:	/s/ Jeffrey Martini
	Name:	Jeffrey Martini
	Title:	Chief Executive Officer